RETIREMENT AND ADVISORY AGREEMENT

This Retirement and Advisory Agreement (this “Agreement”) is made as of the Effective Date by and between Manhattan Associates, Inc., a Georgia corporation (“Manhattan”), and Dennis B. Story, an individual (“Story”) (each of Story and Manhattan referred to as a “Party” and together as the “Parties”), with reference to the following facts:

A.
Story serves as Manhattan’s Executive Vice President, Chief Financial Officer, and Treasure (the “Chief Financial Role”), and the Parties are party to an Executive Employment Agreement, dated October 25, 2018 (the “EEA”), containing the terms applicable to his service in that role.
B.
Story has informed Manhattan he has decided to retire from Manhattan effective at the close of business on December 31, 2026 (the “Retirement Date”), and to transition out of the Chief Financial Role effective as of the close of business on March 31, 2026 (the “Transition Date”); the Parties desire that Story will remain with Manhattan following the Transition Date through the Retirement Date in a non-executive position serving as Advisor to the CEO.
C.
By this agreement, the Parties desire to document the terms of Story’s continued employment with Manhattan and termination of employment as of the Retirement Date.

NOW, THEREFORE, the parties agree as follows:

1.
Resignation. Concurrent with this Agreement, Story has tendered his resignation from the Executive Financial Role and all officer and director positions of Manhattan and its subsidiary companies, effective as of the Transition Date, in the form of Exhibit “A,” and Manhattan, on behalf of itself and its subsidiaries, accepts that resignation.
2.
Continuation as Advisor to the CEO. Story will serve as Advisor to the CEO, a non-executive role, reporting to the CEO, following the Transition Date through the Retirement Date, upon which he will retire from Manhattan, unless earlier terminated by either Party in accordance with this Agreement. The CEO may assign to Story those responsibilities consistent with Story’s advisory role, including assisting with the transition of any matters Story handled during Story’s tenure in the Chief Financial Role and may change those from time to time in their sole discretion.
3.
Continuation of Compensation; Q1 2026 Cash Bonus. Manhattan will continue to pay Story his current salary (annualized = $512,000), including salary accrued but unpaid as of the Effective Date, less all legally required deductions, including, but not limited to, federal, state, and local taxes, garnishments, support orders, and tax liens, while he remains employed by Manhattan through the Retirement Date. Story will be eligible for payment of his Q1 2026 cash bonus payment (target at 77% of Q1 2026 salary), but he will not be eligible to receive any further cash bonus payments after that.)
4.
Reimbursement of Business Expenses. Manhattan will reimburse Story for all Manhattan business expenses he incurs through the Retirement Date, including expenses incurred but not yet reimbursed as of the Effective Date, in accordance with Manhattan’s applicable expense reimbursement policies and procedures.
5.
Continuation of Benefits. Story will be eligible to participate in Manhattan’s employee benefit programs consistent with his continued employment through his Retirement Date.
6.
Treatment of Unvested Restricted Stock Units. Despite the terms of Manhattan’s Restricted Stock Unit Agreements for Employees, Story will not forfeit any of his unvested restricted stock units (RSUs) that remain outstanding and unvested as of the Retirement Date (Story’s current outstanding RSUs are listed on Exhibit “B”) because his “Continuous Service” (as defined in those agreements) will end on that date; rather, those RSUs will vest on the Retirement Date.1
7.
COBRA. If Story participates in Manhattan’s group health insurance plan, he may be eligible to continue his group health insurance coverage in accordance with the Consolidated Omnibus

1 Those performance-based RSUs granted in January 2026 will vest as soon as practicable following the date the Company has determined the percentage of those RSUs earned.

Budget Reconciliation Act (“COBRA”). Prior to the Retirement Date, Story will receive information regarding his COBRA rights. If Story elects continuation coverage, then Manhattan will pay the insurance premiums through the earlier to occur of (i) the last day of the twelfth full calendar month following the Retirement Date, or if applicable, earlier employment termination date, or (ii) the date on which Story obtains other medical/dental coverage from any other source or ceases to be eligible for COBRA. Further, to the extent allowed by regulation and otherwise reasonably feasible, if Story were to continue coverage under COBRA for 18 months following the Retirement Date, or if applicable, earlier employment termination date (the latter 6 months at his expense), and desire to continue coverage beyond that until he turns 65 years old, Manhattan will arrange, at Story’s request and expense, for him to continue coverage under a special arrangement identical to Manhattan’s then-current plan through the last month prior to the month in which he turns 65. If Story obtains other medical/dental coverage from another source at any time during his COBRA continuation period, he must deliver promptly to Manhattan (Attention: Human Resources, 2300 Windy Ridge Parkway, 10th Floor, Atlanta, Georgia 30339) written notification that he has obtained new coverage, the name of his new employer, if applicable, and the name of his new medical insurance carrier.
8.
Acknowledgement. Story acknowledges that Manhattan’s commitments to the vesting of RSUs pursuant to Section 6 above and payment of insurance premiums pursuant to Section 7 above each constitutes value exceeding that to which he otherwise would be entitled, and Manhattan is making those commitments in consideration for Story signing this Agreement and abiding by its terms. Story will receive no benefits beyond those set forth above as consideration for entering into this Agreement with Manhattan and abiding by its terms.
9.
Release of Claims. Except as otherwise set forth in this Agreement, for and in consideration of the promises, covenants, and warranties contained in this Agreement, and other good and valuable consideration, the sufficiency of which Story expressly acknowledges, Story, on behalf of himself and his heirs, administrators, executors, successors, and assigns, agrees forever to release any right to recover against Manhattan and each of Manhattan’s predecessors, successors, assigns, subsidiaries, affiliates, and parent corporations, and each and all of their respective past and present owners, stockholders, officers, directors, agents, servants, employees, representatives, insurers, subsidiaries, affiliates, and attorneys, and all persons acting by, through, under, or in concert with them (individually or collectively, the “Releasees”), from any and all rights, demands, claims, damages, losses, costs, expenses, actions, charges, complaints, liabilities, and causes of action of any nature whatsoever, known or unknown, which Story now has, or claims to have, or which Story at any time had or claimed to have up to and including the date Story signs this Agreement. This release includes, but is not limited to, except as otherwise expressly stated in this Agreement, claims for compensation, stock options, stock units, stock rights, wages, benefits, bonuses, breach of contract, unlawful discharge, emotional distress, mental anguish, defamation, job-protected leave, or any torts or personal injury; claims under any municipal, state, or federal statute, regulation or ordinance, including but not limited to the Civil Rights Acts of 1866, 1871, 1964, and 1991; claims of discrimination on the basis of age, as prohibited by the Age Discrimination in Employment Act, as amended (the “ADEA”); the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Story Retirement Income Security Act of 1974; the Immigration Reform and Control Act of 1986; the Uniformed Services Employment and Reemployment Act of 1994; Title II of the Genetic Information Nondiscrimination Act of 2008; the Georgia Equal Employment for Persons with Disabilities Code; the Georgia Sex Discrimination in Employment Law; claims of future employment, claims pursuant to the Worker Adjustment and Retraining Notification Act or similar state law regarding plant closures or mass layoffs, or claims of any type of employment discrimination, harassment, or retaliation whether brought by Story or filed with or by the Equal Employment Opportunity Commission (“EEOC”), or any state or local fair employment practices agency with respect to Story’s employment or termination; and claims in contract, whether at law or in equity, known or unknown, contingent or fixed, or suspected or unsuspected. Story understands and agrees that by signing this Agreement, Story is giving up any right that he may have against any or all of the Releasees to recover under federal, state, or municipal statutory or common law for any claim arising up to and including the date he signs this Agreement.

For the purpose of implementing a full and complete release and discharge, Story expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that he does not know or suspect to exist in his favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims. This Agreement does not apply to claims for vested workers’ compensation benefits, vested unemployment compensation benefits, vested pension or retirement benefits, or non-forfeitable health care, disability, or other similar welfare benefits or claims challenging the knowing and voluntary nature of this Agreement. In addition, this Agreement does not waive rights or claims that may arise after the date Story signs the Agreement.

By signing this Agreement and accepting consideration from Manhattan, Story acknowledges that he will not after the date he signs this Agreement be entitled to any individual recovery or relief as a result of an action filed against the Releasees in any federal, state, or local court or before any federal, state, or local agency, including, for example, the EEOC or the Department of Labor (“DOL”).

10.
Covenant Not to Sue; Preserved Rights. Except to the extent such right may not be waived by law, Story will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any claim released under the “Release of Claims” in Section 9 above. This “covenant not to sue” does not, however, prevent or prohibit Story from filing any administrative complaint or charge against the Releasees (or any of them) with any federal, state, or local agency, including for instance, the Occupational Safety and Health Administration (“OSHA”), the U.S. Securities and Exchange Commission (“SEC”), the EEOC, or the DOL, but Story understands that he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding relating to any claim released in Section 9 above. In addition, this covenant does not prevent or prohibit Story from seeking a judicial determination of the validity of his release under the ADEA. Further, nothing in this Agreement prohibits Story from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, OSHA, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Story does not need the prior authorization of Manhattan to make any such reports or disclosures, and Story is not required to notify Manhattan that he has made such reports or disclosures.
11.
No Prior Actions or Assignments. Story represents that he has not (i) filed any complaints or charges against the Releasees with any federal, state, or local court or agency relating to his employment with Manhattan or (ii) assigned or transferred, or purported to assign or transfer, any claim or portion of or interest in a claim, that he may have against the Releasees.
12.
Nondisclosure of Agreement by Story. Story will keep this Agreement strictly confidential and will not disclose or make reference to the terms of this Agreement to anyone, except the Story’s attorney, tax advisor, and immediate family (provided that they agree to be bound by this confidentiality requirement), without the prior written consent of Manhattan unless required to do so by law (in which case Story promptly will notify Manhattan).
13.
Effect on Other Agreements. This Agreement sets out the entire agreement between Story and Manhattan, and fully supersedes any prior agreements or understandings between them, pertaining to its subject matter; provided, however, that (i) to the extent, and only to the extent, that the terms of the EEA are not inconsistent with the terms of this Agreement, the EEA will continue in effect through the Transition Date, (ii) the EEA otherwise will terminate on the Transition Date, except to the extent survival of terms is required to enforce provisions of the EEA following its otherwise termination, (iii) the terms of the EEA, Sections 1.5, 1.14, 1,17, 1,32, 5-13 and 15 (and the definitions of any defined terms contained in those Sections), are incorporated by this reference into, and will be deemed to be a part of, this Agreement so long as this Agreement remains effective, and (iv) the terms of any other written agreements between the Parties (e.g., the Director and Officer Indemnification Agreement, dated March 29, 2013) are not superseded by this Agreement and remain in effect, except to the extent expressly provided to the contrary in this Agreement.
14.
Story Statements about Releasees. Story will make no negative, disparaging, or untrue statements concerning, or take any action that disparages, Manhattan or other Releasees, or any of Releasees’ services, reputation, officers, employees, financial status, or operations, or that damages any of Releasees’ business relationships. This provision does not apply on occasions when a court or other governmental authority subpoenas or orders Story to testify or give evidence and he must respond truthfully. This provision also does not prevent Story from providing truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law, or to the SEC involving possible securities law violations, or to any federal, state, or local governmental body, agency, or official otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.
15.
Early Termination of Story’s Employment. Either Party may terminate Story’s employment at any time by written notice to the other, which, if given by Story, will be given at least 30 days prior to the “Termination Date” (as defined in the EEA) designated by Story. If Story’s employment is terminated (i) by Manhattan for “Cause” (as defined in the EEA, but, beginning on the Transition Date, with reference to Story’s advisory responsibilities only) (ii) as a result of Story’s “Disability” (as defined in the EEA) or (iii) upon and as a result of Story’s death, or if Story terminates his employment without Manhattan’s prior written consent, then Manhattan’s obligations under this Agreement will cease as of the Termination Date; provided, however, that Story (or his estate) will be entitled to (a) salary earned through the Termination Date, (b) the Q1 2026 cash bonus if earned as of the Termination Date, (c) benefits earned by or payable to Story pursuant to the terms of any health, life insurance, disability, welfare, retirement, or other plan or program maintained by Manhattan in which Story participates or the terms of any “Equity Award” (as defined in the EEA), and (d) reimbursement of Story’s expenses prior to termination in accordance with Section 4 above. If Manhattan terminates Story’s employment other than pursuant to clauses (i) through (iii) of this Section 15, Story will be entitled to receive those payments and benefits described in the immediately preceding sentence plus (to the extent not already included above) the Q1 2026 cash bonus payment, vesting of RSUs pursuant to Section 6 above (but with the vesting to occur as of the Termination Date rather than the Retirement Date), and payment of insurance premiums pursuant to Section 7 above (the 12 months commencing the month following the Termination Date). The payments payable pursuant to this Section will be the only payments and benefits payable to Story by Manhattan because of the termination of Story’s employment, and Story waives his rights (if any) to any additional payments and benefits under any other Manhattan plan or program.
16.
No Admission; Denial of Liability. The Parties understand and agree that this Agreement will not be construed as an admission of liability, wrongful conduct, or violation of any applicable law, any contract provisions, or any rule or regulation whatsoever on the part of Manhattan or the other Releasees, as to which Manhattan and the Releasees expressly deny liability, or on Story’s part, as to which Story expressly denies liability. Story acknowledges that Story has no basis for bringing a claim against Manhattan based on Manhattan’s treatment of Story during Story’s employment or termination. This Agreement will not be admissible in any proceeding except an action to enforce its terms or an action in which the release of claims provision of this Agreement is asserted as a defense.
17.
Legal Consultation; Consideration Period; Revocation Period.
17.1
Manhattan advises Story to consult with an attorney before agreeing to the terms set forth in this Agreement.
17.2
Story has 21 days from the date he receives this Agreement in which to decide whether he wants to enter into the Agreement. This offer expires if Story has not accepted by signing below and returning it to Manhattan on or before the expiration of the 21-day period. Modifications to this Agreement, whether material or immaterial, will not impact or extend the consideration period provided for in this section.
17.3
For a period of 7 calendar days immediately following the date Story signs this Agreement (the “Revocation Period”), Story has the right to revoke this Agreement by delivering written notice of revocation to Manhattan. For that revocation to be valid, Manhattan must receive the written notice of revocation on or before the end of the Revocation Period. This Agreement will not become effective or enforceable if Story revokes it during the Revocation Period.
18.
Effective Date. This Agreement will become effective on the day Story has signed and returned this Agreement to Manhattan and the Revocation Period has passed without Story having revoked this Agreement (the “Effective Date”).
19.
Severability. If any provision, or portion of any provision, of this Agreement is held invalid, illegal, or unenforceable under applicable statute or rule of law, only that provision or portion will be deemed omitted from this Agreement, and only to the extent to which it is held invalid, and the remainder of this Agreement will remain in full force and effect. Any illegal, unenforceable, or invalid provision will be subject to judicial modification consistent with maximum enforceability under applicable law.
20.
Assignment. This Agreement will be binding on Story and his heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of Manhattan and its parents, affiliates, and subsidiaries, and their respective heirs, administrators, representatives, executors, successors, and assigns.
21.
Choice of Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to the principles of conflicts of laws of Georgia. Any action resulting from, arising out of, or in connection with this Agreement or its subject matter will be brought in the Federal District Court for the Northern District of Georgia or the Superior Court of Cobb County, Georgia. By this Agreement, each Party expressly agrees that those courts will have personal jurisdiction with respect to that Party and waives any objection based on inconvenient forum.
22.
Amendments. This Agreement may be amended or modified, in whole or in part, only by a written amendment signed by Story and, on Manhattan’s behalf, its Chief Executive Officer.
23.
Section 409A. This Agreement and all payments under this Agreement are intended, and will be interpreted and administered, to be exempt from the requirements of Section 409A of the Internal Revenue Code, including the Treasury Regulations and other guidance issued under that Section (“Section 409A”). Any payments not otherwise exempt from the requirements of Section 409A will be administered in compliance with Section 409A. Despite the above or any other provision of this Agreement, Manhattan does not guarantee any particular tax result, and Story will be responsible for any taxes imposed on him in connection with any payments made under this Agreement.
24.
Exhibits. All Exhibits to this agreement are incorporated by reference.
25.
Counterparts; Facsimile or Electronic Signatures. This Agreement, or any amendments to this Agreement, may be signed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument. Copies of physical signatures transmitted and received via facsimile or other electronic means, or electronic signatures in compliance with applicable law, will be treated as original signatures for all purposes of this Agreement or any amendment.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD ACCESS TO INDEPENDENT LEGAL COUNSEL OF THEIR OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT, AND BY THIS AGREEMENT THE PARTIES ACKNOWLEDGE THAT THEY FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT AND AGREE TO BE FULLY BOUND BY AND SUBJECT TO THOSE TERMS AND CONDITIONS. STORY ALSO EXPRESSLY REPRESENTS THAT HE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

Story represents and agrees that he carefully has read this Agreement, fully understands its contents, and willingly, voluntarily, and knowingly accepts and agrees to the terms and conditions of this Agreement. Story acknowledges and represents that Story received a copy of this Agreement on February 18, 2026.

STORY MANHATTAN

By: /s/ Dennis B. Story By: /s/ Eric Clark

Title: President & CEO

Date: February 24, 2026 Date: February 24, 2026

RETIREMENT AND ADVISORY AGREEMENT

EXHIBIT “A”

Resignation Form

TO: Eric A. Clark, President and CEO, Manhattan Associates, Inc.

FROM: Dennis B. Story, Executive Vice President, Chief Financial Officer, and Treasurer

I hereby tender to Manhattan Associates, Inc., my resignation as Executive Vice President, Chief Financial Officer, and Treasurer of the company and from all officer and director positions of Manhattan subsidiaries, effective at the close of business on March 31, 2026.

___________________________ Date: February __, 2026

Dennis B. Story

RETIREMENT AND ADVISORY AGREEMENT

EXHIBIT “B”

Remaining RSUs

Exhibit B to Retirement and Agreement Final - Story

Exhibit B to Retirement and Agreement Final - Story